EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCCOUNTANTS

We have issued our report dated July 19, 1996 accompanying the consolidated financial statements of ProTechnics Company and subsidiaries as of and for the two years in the period ended March 31, 1996. The consolidated financial statements of ProTechnics Company and subsidiaries are not presented separately, but are included in the financial statements in the Annual Report on Form 10-K of Core Laboratories N.V. for the year ended December 31, 1997. We consent to the incorporation by reference of said report in the Registration Statement of Core Laboratories N.V. on Form S-8 Registration Statement No. 33-80473, Form S-8 Registration Statement No. 333-40641 and Form S-8 Registration Statement No. 333-40639.

GRANT THORNTON LLP
Houston, Texas
March 27, 1998